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First Wave BioPharma, Inc. Announces Reverse Stock Split

BOCA RATON, Fla., August 25, 2022 – First Wave BioPharma, Inc. (NASDAQ:FWBI) (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal diseases, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 30 pre-split shares. First Wave’s common stock will continue to be traded on the NASDAQ Capital Market under the symbol FWBI and will begin trading on a split-adjusted basis when the market opens on Friday, August 26, 2022, under a new CUSIP number, 33749P200.

At the effective time of the reverse stock split, every thirty shares of First Wave’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock, with no corresponding reduction in the number of authorized shares of common stock, and without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-30 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on today’s closing price of the Company’s common stock as reported on Nasdaq. The reverse stock split will reduce the number of shares of First Wave’s common stock outstanding from approximately 42 million shares to approximately 1.4 million shares. Proportional adjustments will be made to the number of shares of First Wave’s common stock issuable upon exercise or conversion of First Wave’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Colonial Stock Transfer, at 801-355-5740.

At the annual meeting of stockholders held on Thursday, August 25, 2022, First Wave’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of First Wave’s outstanding common stock through an amendment to its Certificate of Incorporation at a ratio of not less than 1-for-10 and not more than 1-for-40, such ratio to be determined by the Company’s Board of Directors. Among other things, the reverse stock split is intended to increase the per share trading price of the common stock to satisfy the minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 5550(a)(2)).

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple clinical stage programs built around its two proprietary technologies – the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients, and niclosamide, an oral small molecule with anti-inflammatory properties. First Wave is advancing two Phase 2 clinical programs built around adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis (CF) and chronic pancreatitis (CP). In developing adrulipase, First Wave is seeking to provide CF and CP patients with a safe and effective therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden. The company is also advancing multiple programs involving niclosamide, including FW-UP for ulcerative proctitis and ulcerative proctosigmoiditis, FW-UC for ulcerative colitis, and FW-CD for Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These forward-looking statements are subject to risks and uncertainties including, among other things, the completion of the private placement, the satisfaction of customary closing conditions related to the private placement and the intended use of proceeds from the private placement. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market conditions whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com